Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE ENTERS INTO AN AGREEMENT
TO ACQUIRE VIMERCATI, S.p.A.,
AN ITALIAN FULL SERVICE SWITCH PRODUCTS SUPPLIER

WARREN, Ohio – March 29, 2005 – Stoneridge, Inc. (NYSE: SRI) announced today that it has entered into an agreement to acquire Vimercati, S.p.A., an Italian full-service switch products supplier for the automotive industry. Subject to post-closing adjustments, the purchase price to acquire Vimercati is 24.9 million euros. Vimercati’s 2004 sales were approximately 32 million euros. The acquisition is subject to customary closing conditions as well as a pre-emptive right by a current Vimercati shareholder. The Company expects to close the transaction during the second quarter of 2005. The acquisition will be funded through available cash.

“We are excited about Vimercati becoming a Stoneridge company,” said Gerald V. Pisani, president and chief executive officer of Stoneridge. “By strengthening our European automotive presence and diversifying our customer base, this acquisition supports our corporate goal, as stated in our 2004 annual report, of becoming a fully capable supplier in every major geographical region of the world. We fully expect to leverage Vimercati's very strong relationships with BMW, Peugeot, Renault, and Fiat by offering our broad product technology portfolio to those customers, while also solidifying our position as a significant global competitor in switching products.”

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Sales in 2004 were approximately $682 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Joseph M. Mallak
Vice President and CFO
330/856-2443